Exhibit 5.1
[LETTERHEAD OF MCGUIREWOODS LLP]
December 9, 2009
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Re:	Registration of Bank of America Corporation Units Referred to as Common Equivalent Securities, Each Consisting of a Depositary Share, Representing a 1/1,000th Interest in a Share of Bank of America Corporation Common Equivalent Junior Preferred Stock, Series S, and a Contingent Warrant to Purchase 0.0467 of a Share of Bank of America Corporation Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with (a) the issuance by the Corporation of 1,286,000,000 of its units referred to as Common Equivalent Securities (the “Securities”), each consisting of (i) a depositary share (the “Depositary Shares”), representing a 1/1,000th interest in a share of Bank of America Corporation Common Equivalent Junior Preferred Stock, Series S (the “Preferred Stock”), which Preferred Stock converts automatically into shares (the “Underlying Shares”) of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”) as and on the terms and conditions set forth in the Certificate of Designations for the Preferred Stock, and (ii) a contingent warrant (the “Contingent Warrants”) to purchase 0.0467 of a share of Common Stock, which Contingent Warrants in the aggregate allow for the purchase of 60,056,200 shares of Common Stock (the “Warrant Shares”), and (b) the Registration Statement on Form S-3, Registration No. 333-158663 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Corporation’s unsecured debt securities, warrants, purchase contracts, units, preferred stock, common stock, depositary shares, junior subordinated notes and guarantees with respect to trust securities, and the Prospectus dated April 20, 2009 constituting part of the Registration Statement, as supplemented by the Final Prospectus Supplement dated December 3, 2009, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Securities, the Depositary Shares, the Preferred Stock, the Contingent Warrants, the Underlying Shares and the Warrant Shares. The Securities are to be sold pursuant to an Underwriting Agreement dated December 3, 2009 (the “Underwriting Agreement”), among the Corporation, Merrill Lynch, Pierce,

Fenner & Smith Incorporated, as representative of the several underwriters named in Schedule II thereto, and UBS Securities LLC. The Preferred Stock is to be deposited with Computershare Trust Company, N.A., as depository, pursuant to the terms of the Deposit Agreement dated December 3, 2009 (the “Deposit Agreement”), among the Corporation, Computershare Trust Company, N.A., Computershare Inc. and the holders from time to time of depositary receipts issued thereunder. The Underlying Shares are issued upon automatic conversion of the Preferred Stock as set forth in and in accordance with the terms and conditions of the Certificate of Designations for the Preferred Stock, and the Warrant Shares are to be sold from time to time upon exercise of the Contingent Warrants in accordance with the terms and conditions thereof.
     As such counsel, we have examined and are familiar with such originals or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.
     Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:
1.	The Securities have been duly and validly authorized for issuance and sale, and, when issued and delivered against payment therefor pursuant to the Underwriting Agreement, the Securities will be duly and validly issued and fully paid and nonassessable.

2.	The shares of Preferred Stock have been duly authorized and, upon payment for and delivery as contemplated in the Underwriting Agreement and the Deposit Agreement, will be duly and validly issued and fully paid and nonassessable.

3.	The Depositary Shares have been duly authorized, and when issued and delivered against payment therefor pursuant to the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will be duly and validly issued, fully paid and nonassessable and will represent valid interests in the Preferred Stock.

4.	The Contingent Warrants have been duly authorized and, upon payment for, due execution of and delivery in accordance with the Underwriting Agreement and the form of Contingent Warrant, the Contingent Warrants will be valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

5.	The Underlying Shares have been duly authorized and, upon issuance and delivery of the Underlying Shares in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and nonassessable.

6.	The Warrant Shares have been duly authorized and, upon payment for and delivery pursuant to the Contingent Warrants, if issued upon exercise, if any, of the Contingent Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.
     We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Securities, the Preferred Stock, the Depositary Shares, the Contingent Warrants, the Underlying Shares and the Warrant Shares and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed with the Commission for the purpose of including this opinion as part of the Registration Statement.

Very truly yours,
/s/ MCGUIREWOODS LLP